Exhibit 99.2

Motorola Solutions Elects Anne R. Pramaggiore

and Bradley E. Singer to Board of Directors

SCHAUMBURG, Ill. – Oct. 26, 2012 – Motorola Solutions, Inc. (NYSE: MSI) today announced that Anne R. Pramaggiore, president and CEO of Commonwealth Edison, and Bradley E. Singer, a partner with ValueAct Capital and a former CFO at Discovery Communications and American Tower have been elected to its board of directors effective today.

“I am very pleased Anne and Brad have joined our board of directors,” said Greg Brown, chairman and CEO of Motorola Solutions. “Anne’s CEO experience and Brad’s financial expertise clearly bring value to our board. We look forward to their insights and contributions.”

Pramaggiore was named president and chief executive officer of Commonwealth Edison earlier this year and served as the company’s chief operating officer from 2009 to 2012. She has been with the Chicago-based company since 1998 in various executive roles including overseeing customer operations and regulatory and external affairs. Prior to that, she was an attorney with McDermott, Will & Emery in Chicago for eight years. Pramaggiore holds a bachelor of arts degree from Miami University (Ohio) and a law degree from DePaul University.

Singer joined ValueAct this year as a partner in its San Francisco office and previously was senior executive vice president and CFO for Discovery Communications from 2008-2012. Prior to that, he was CFO and in key executive positions for eight years with American Tower Corp. in Boston and was an investment banker in New York with Goldman Sachs from 1997-2000. Singer holds a bachelor of science degree from the University of Virginia and a master’s degree in business administration from Harvard University.

About Motorola Solutions

Motorola Solutions is a leading provider of mission-critical communication solutions and services for enterprise and government customers. Through leading-edge innovation and communications technology, it is a global leader that enables its customers to be their best in the moments that matter. Motorola Solutions trades on the New York Stock Exchange under the ticker “MSI.” To learn more, visit www.motorolasolutions.com. For ongoing news, please visit our media center or subscribe to our news feed.

Media Contact:

Nick Sweers

Motorola Solutions

+1 847-576-2462

nicholas.sweers@motorolasolutions.com

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